Exhibit 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Valero GP, LLC 2003 Employee Unit Incentive Plan of our reports dated March 6, 2003, with respect to the consolidated balance sheets of Valero L.P. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and partners’ equity for the year ended December 31, 2002 included in Valero L.P.‘s Annual Report on Form 10-K for the year ended December 31, 2002 and the financial statements of Valero South Texas Pipeline and Terminals Business for the year ended December 31, 2002 included in Valero L.P.‘s Current Report on Form 8-K dated April 2, 2003, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG

October 7, 2003
San Antonio, Texas